EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statements (Form S-8 No. 333-144466 and Form S-8 No. 333-196143) pertaining to the 2023 Long-Term Incentive Plan of Vishay Intertechnology, Inc. of our reports dated February 22, 2023, with respect to the consolidated financial statements of Vishay Intertechnology, Inc. and the effectiveness of internal control over financial reporting of Vishay Intertechnology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 5, 2023